                                                                  Exhibit (g)(i)

                         [To be printed on GREEN paper]

                           Willamette Industries, Inc.
                               Stock Purchase Plan

---------------------------
[Participant/addressee
information to be imprinted
by Wells Fargo]
---------------------------

                        CONFIDENTIAL TENDER INSTRUCTIONS

                   To: Wells Fargo Bank, N.A. (the "Trustee")

     I hereby acknowledge that I (1) am a participant in the Willamette Industries, Inc. Stock Purchase Plan (the "Plan") and (2) received a copy of (a) Weyerhaeuser and Company Holdings, Inc.'s Offer to Purchase for cash all outstanding shares of common stock of Willamette Industries, Inc. dated November 29, 2000, the First Supplement thereto dated May 7, 2001 and the Second Supplement thereto dated January 28, 2002 and (b) Willamette's letter to its shareholders dated January 28, 2002 and Willamette's Amendment No. 83 to
Schedule 14D-9 dated January 28, 2002.

     I hereby instruct the Trustee [check one]:

     |_| To tender all the shares held in the Plan and allocated to my accounts under the Plan.

     |_| To not tender any of the shares held in the Plan and allocated to my accounts under the Plan.


                                    DATED:
                                            ---------------------------------


                                     -------------------------------------------
                                                     (signature)
                                     Please sign exactly as name appears hereon.

UNDER THE PLAN, IF YOU CHECK THE "TO NOT TENDER" BOX OR IF YOU DO NOT SUBMIT TIMELY TENDER INSTRUCTIONS, THE TRUSTEE WILL NOT TENDER YOUR ALLOCATED SHARES.

                              See Notice on Reverse

     To ensure that your tender instructions are followed, please return your instructions to the Trustee at least two (2) business days before the expiration date of the Weyerhaeuser offer. At this time, the offer is scheduled to expire on February 8, 2002.

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                         [To be printed on GREEN paper]

                          [reverse of instruction form]

                          NOTICE TO PARTICIPANTS IN THE
                  WILLAMETTE INDUSTRIES INC. STOCK PURCHASE PLAN

Dear Plan Participant:

     On January 28, 2002, Weyerhaeuser Company ("Weyerhaeuser") and Willamette Industries, Inc. ("Willamette") entered into a merger agreement (the "Merger Agreement") to combine the two companies. In connection therewith, Weyerhaeuser has increased the offer price in its outstanding tender offer (the "Offer") to purchase all outstanding shares of Willamette to $55.50 per share, net to the seller, in cash. If the conditions to the Offer are satisfied and Weyerhaeuser purchases Willamette shares pursuant to the Offer, Weyerhaeuser and Willamette will consummate a second-step merger pursuant to which each share of Willamette common stock not purchased in the Offer will be converted into the right to receive $55.50 in cash. As a participant in the Willamette Industries, Inc. Stock Purchase Plan (the "Plan"), you have the right to instruct, on a confidential basis, Wells Fargo Bank, N.A., the Plan trustee (the "Trustee"), whether to tender into the Offer the shares of Willamette common stock held in the Plan and allocated to your accounts under the Plan.

     Enclosed with this Notice and Instruction Form is a Second Supplement to the Offer to Purchase dated January 28, 2002. You should have already received the Offer to Purchase dated November 29, 2000 and the First Supplement thereto dated May 7, 2001. If you are a new participant in the Plan, a copy of the Offer to Purchase and First Supplement thereto will be sent in a separate mailing. Also enclosed are a letter from Willamette to its shareholders dated January 28, 2002 and Willamette's Amendment No. 83 to Schedule 14D-9 dated January 28, 2002, containing the recommendation of the Board of Directors of Willamette.

THE BOARD OF DIRECTORS OF WILLAMETTE UNANIMOUSLY SUPPORTS THE OFFER AND THE MERGER AND HAS RECOMMENDED THAT WILLAMETTE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES INTO THE OFFER.

     Please carefully review the materials provided by Weyerhaeuser and Willamette. The Trustee offers no comment on the materials.

     Your tender instructions will only be followed if you return properly completed instructions to the Trustee by 9:00 a.m. Pacific Time one (1) business day before the expiration date of the Offer. The Offer is currently scheduled to expire on February 8, 2002 and, accordingly, instructions must be received by the Trustee by 9:00 a.m. Pacific Time on February 7, 2002. If the Offer is extended, previously delivered tender instructions will continue to remain valid. In addition, if the Offer is extended, the deadline for returning your instruction form to the Trustee will also be extended and you may continue to use this instruction form for tendering your shares until one (1) business day before any new expiration date for the Offer.

     If you have previously provided instructions to the Trustee to tender your shares, you do not need to send in a new instruction form in order to receive the increased offer price of $55.50 per share if shares are accepted for payment and paid for pursuant to the Offer. You may fax your tender instructions to the Trustee at (212) 645-8046.

     Under the Plan, the Trustee will not tender any of the shares held in the plan and allocated to your account under the plan if you fail to provide instructions pursuant to this notice or you instruct the Trustee not to tender your shares.

     If you have any questions about the tendering process or whether your tender instructions have been received, please contact the Willamette Industries, Inc. Stock Purchase Plan Information Agent, D.F. King & Co., Inc. by calling toll-free (800) 290-6430. Please note that the information agent for the Willamette Industries, Inc. Stock Purchase Plan, D.F. King & Co., will not provide any information about whether you should instruct the Trustee to tender the shares in your account. If you have questions about the Offer, you should contact Weyerhaeuser's information agent, Innisfree M&A Incorporated toll-free at (877) 750-5838.

WELLS FARGO BANK, N.A.

You may obtain a free copy of the Supplements and the Offer to Purchase and other documents filed by Weyerhaeuser at the Securities and Exchange Commission's website at http://www.sec.gov or by contacting Kathryn McAuley at Weyerhaeuser at (253) 924-2058 or Innisfree M&A Incorporated toll-free at (877) 750-5838.

You may obtain a free copy of the letter from Willamette to its shareholders and Willamette's Amendment No. 83 to Schedule 14D-9 and other documents filed by Willamette at the Securities and Exchange Commission's website at http://www.sec.gov. These documents may also be obtained for free (when
-------------------
available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone (503) 227-5581, or MacKenzie partners, Inc. at
(800) 322-2885 (toll free) or at (212) 929-5300 (collect).